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                                                                  EXHIBIT 10.117

                               FIRST AMENDMENT TO
             THIRD AMENDED AND RESTATED NAME AND LIKENESS AGREEMENT

               This First Amendment ("Amendment") is made and entered into effective as of October 1, 2001 (the "Effective Date") to the Third Amended and Restated Name and Likeness Agreement referenced below by and between drkoop.com, Inc., DBA Dr. Koop LifeCare Corporation ("Company" or "Employer") and C. Everett Koop, M.D., an individual ("Koop") (together the "Parties").

                                    RECITALS

               WHEREAS, the Parties had entered into a Third Amended and Restated Name and Likeness Agreement on May 1, 2001 (the "Original Agreement"); and

               WHEREAS, the Parties now want to amend the Original Agreement to make such changes as are specifically covered herein and as specifically identified in italics.

                                    AGREEMENT

               NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual covenants and conditions herein set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

        Section 3(Z) is hereby deleted and revised to read in its entirety as follows:

        a $15,000 monthly consulting fee, payable on the fifteenth (15th) day of each month, beginning on or about the fifteenth (15th) day after the Effective Date. Said consulting fee shall terminate upon the death or incapacity of Koop. The Parties acknowledge that the aforementioned salary represents a reduction from said salary set forth in the Original Agreement. Said reduction shall be deferred, and consequently accrued by Koop until Employer achieves cash flow surplus on a pro-forma operating basis. Upon achieving said status, Employer will revert Koop's salary to the amount set forth in the Original Agreement and reimburse Koop the accrual over a three-month period, provided that said reimbursement does not result in a monthly cash flow deficit by Employer. In the event Employer cannot raise additional operating capital sufficient to continue its business operations, Employer shall use its best efforts to reimburse the aforementioned accrual to Koop. However, the Parties acknowledge that this representation of "best efforts" does not amount to a promise or guarantee on the part of Employer. The Parties further acknowledge that any and all salary-related consideration referenced in Koop's Original Agreement and otherwise, including but not limited to severance pay and vacation accrual, shall be controlled and governed by the base salary amount referenced in the Original Agreement. In the event of change of control on the part of Employer or termination of Koop without cause or good reason, all accrued salary shall become immediately due and payable to Koop.


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Except as set forth in this Amendment, the Original Agreement shall remain in full force and effect and references in the Original Agreement to "this Agreement", "hereunder", "herein", "hereof", and words of like effect shall mean the Original Agreement as so amended by this Amendment.

This Amendment may be executed in one or more counterparts and/or by facsimile, each of which shall be deemed an original and all of which signed counterparts, taken together, shall constitute one instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date referenced above.


C. Everett Koop, M.D.                        Dr. Koop LifeCare Corporation


By: /s/ C. EVERETT KOOP                      By: /s/ CHRISTOPHER PETROVIC
   --------------------------------             --------------------------------
Name: C. Everett Koop, M.D.                  Name:  Christopher Petrovic
                                             Title: Vice President